Exhibit 99.1

Cytori and Green Hospital Supply Expand StemSource® Cell Bank Commercialization Partnership

June 6, 2008, San Diego, CA -- Cytori Therapeutics (NASDAQ: CYTX) and Green Hospital Supply expanded the StemSource® Cell Bank commercialization partnership to include Korea, Taiwan and Thailand. As with the commercialization agreement for Japan, revenues from all related product sales will be shared equally between Cytori and Green Hospital Supply.

“Commercialization activities in Japan have resulted in a significant number of prospective customers not only in Japan, but throughout Asia,” said Seijiro Shirahama, president of Cytori Asia Pacific. “With Green Hospital Supply’s experience and knowledge of the region, we are able to take advantage of the existing product infrastructure to expand the revenue potential for the StemSource® Cell Bank.”

The StemSource® Cell Bank is being commercialized to hospitals in Japan, Korea, Taiwan and Thailand by Green Hospital Supply, Inc, in partnership with Cytori. The foundation of the StemSource® Cell Bank is Cytori's proprietary Celution® 900 System, which automates the separation and concentration of stem and regenerative cells residing within adipose tissue so they may be prepared for cryopreservation.

About Cytori

Cytori’s (NASDAQ: CYTX) goal is to be the global leader in regenerative medicine. The company is dedicated to providing patients with new options for reconstructive surgery, developing treatments for cardiovascular disease, and banking patients' adult stem and regenerative cells. The Celution® 800 System is being introduced in Europe into the reconstructive surgery market while the Celution® 900 System will be launched in Japan for cryopreserving a patient's own stem and regenerative cells. Clinical trials are ongoing in cardiovascular disease and planned for spinal disc degeneration, gastrointestinal disorders, and other unmet medical needs. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include our history of operating losses, the need for further financing, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, and other risks and uncertainties described under the "Risk Factors" in Cytori’s Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

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